Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

March 28, 2012	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2011 OPERATING RESULTS

Hilo, Hawaii - - ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that for the twelve months ended December 31, 2011, it reported net income of $712,000 and net cash flow, as defined in the Partnership Agreement, of $2.2 million. For the year ended December 31, 2010, the Partnership reported a net loss of $1.5 million and net cash flow of negative $526,000.

The 2011 improvement was primarily the result of a partial recovery from a severe drought in the Ka’u region where production improved by approximately 6 million pounds or 51% over 2010 levels. The improved production was partially offset by lower kernel recovery and high irrigation costs.

Total 2011 revenue was $18.0 million, an increase of 18% as compared to $15.3 million reported in 2010, with nut sales up 32% and contract farming revenues down by 39%. Approximately half of the increase in nut sales and all of the decrease in contract farming revenue relates to the acquisition of the IASCO orchards by the Partnership in August 2010.  Partnership was paid at an average contract price of $0.735 per pound in 2011 on sales of 21.8 million pounds, compared to an average contract price of $0.716 received in 2010 on 17.1 million pounds.

For the fourth quarter of 2011, the Partnership had net income of $559,000 on revenues of $9.1 million compared to a net loss of $1.0 million on revenues of $7.6 million for the fourth quarter of 2010.  The net loss in the fourth quarter of 2010 was mainly attributable to higher unit costs resulting from lower than expected annual production, poor kernel recovery and higher interest expense.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 5,070 acres of orchards on the island of Hawaii.

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ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Full Year
	ended December 31,		Ended December 31,
	2011	2010	2011	2010

Macadamia nut sales	$8,437	$6,969	$16,125	$12,228
Contract farming revenue	678	655	1,869	3,072
Total revenues	9,115	7,624	17,994	15,300
Cost of goods and services sold
Costs of macadamia nut sales	7,063	7,282	13,438	11,860
Costs of contract farming services	650	626	1,738	2,851
Total cost of goods and services sold	7,713	7,908	15,176	14,711
Gross income (loss)	1,402	(284)	2,818	589
General and administrative expenses	594	546	1,812	1,810
Operating income (loss)	808	(830)	1,006	(1,221)
Impairment loss	—	—	—	(306)
Interest and other income	1	—	580	430
Interest expense	(200)	(216)	(775)	(369)
Income (loss) before tax	609	(1,046)	811	(1,466)
Income tax credit (expense)	50	10	(99)	(21)
Net income (loss)	$559	$(1,036)	$712	$(1,487)

Net cash flow (as defined in the Partnership Agreement)	$1,458	$(203)	$2,161	$(526)

Net income (loss) per Class A Unit	$0.07	$(0.14)	$0.09	$(0.20)

Net cash flow per Class A Unit	$0.19	$(0.03)	$0.29	$(0.07)

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500